Right Management Consultants, Inc. Reports Near Tripling of Net Income on a 79% Increase in Revenues for the Third Quarter of 2001, and a Three for Two Stock Split

PHILADELPHIA, October 22, 2001 -- Right Management Consultants, Inc. (Nasdaq:
RMCI), a global consulting firm specializing in career transition and organizational consulting services, today reported that continuing strong demand for its outplacement services worldwide resulted in a 199% increase in net income, a 79% increase in revenues and a 92% increase in cash flow for the third quarter of 2001 compared to the year-earlier quarter.

The company also announced a 3-for-2 stock split, to be effected on November 1, 2001 through a 50% stock dividend for shareholders of record as of October 26, 2001. The amounts included in this press release do not reflect the pending 3-for-2 stock split.

Third Quarter 2001 and 2000 -- For the quarter ended September 30, 2001, net income was $4.4 million, or $0.42 per diluted share, compared to net income of $1.5 million, or $0.16 per diluted share, for the year-earlier quarter. Cash flow, defined as earnings before interest, taxes, depreciation and amortization, was $13.1 million for the quarter, up from $6.8 million for the third quarter of 2000.

Total revenue for the quarter ended September 30, 2001 was $77.8 million, compared to $43.5 million for the third quarter of 2000. The strength of the career transition business, which had recognized revenue of $66.3 million, reflected continued corporate layoffs during the historically weaker summer months in North America and Europe. In addition some companies, sensing a deepening recession, appear to have accelerated their decisions to downsize. Right's organizational consulting business recorded $11.5 million in revenue for the third quarter, a modest decline from the second quarter of 2001 but an increase over the $10.0 million in revenue for the third quarter of 2000.

Deferred revenues, principally from the career transition business in accordance with Securities & Exchange Commission SAB No. 101, grew approximately $5.0 million during the quarter to reach $52.0 million at September 30, 2001, an increase of $23.8 million from the December 31, 2000 balance of $28.2 million.

Nine Months 2001 and 2000 -- Net income for the nine months of 2001 grew 115% to $12.9 million, or $1.26 per diluted share, from $6.0 million, or $0.66 per diluted share, before the cumulative effect of a change in accounting principle in 2000. Total revenue for the nine months of 2001 was $218.7 million, a 61% increase over the $136.2 million recorded for the comparable 2000 period. Cash flow was $38.8 million for the nine months ended September 30, 2001, up from $21.8 million for the nine months ended September 30, 2000.



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Right Management Consultants, Inc.
October 22, 2001
Page 2


Guidance for the Fourth Quarter of 2001 and for 2002 -- Right said it expects fourth quarter revenues of approximately $80 million, and earnings per share of approximately $0.45. The company added that while it is still too early to predict 2002 revenues and earnings with precision, it believes the global economic weakness will continue through 2002, permitting increased revenue and earnings growth of 15% over 2001 levels. Additionally, in June 2001, the Financial Accounting Standards Board issued two statements related to business combinations and intangibles, effective for fiscal years beginning after December 15, 2001. As a result, the company will cease amortizing its goodwill on January 1, 2002, which is expected to add between $0.45 and $0.55 per share to earnings in 2002, subject to final analysis.

Balance Sheet -- Right had cash and marketable securities as of September 30, 2001, of $24.9 million and total assets of $222.1 million. During the quarter, Right paid down $9.9 million of its debt, leaving total debt at $41.9 million. The company is in negotiations with its banks to provide an expanded line of credit to continue the company's acquisition strategy.

Acquisition Activity -- Right announced that it has signed a letter of intent to acquire, as of October 1, 2001, Claessens, NL, Right's correspondent firm in the Netherlands, for a combination of cash and future contingent consideration based on operating results. This acquisition will give Right offices in the Dutch market, where a significant number of major multinational firms are based. The company also announced that it has signed an agreement to purchase an additional 20% interest in its Japanese joint venture, Right Way Station, effective January 1, 2002 for cash. Right Way Station is the second largest career transition provider in Japan, and this purchase will increase Right's interest in the joint venture to 71%.

Richard J. Pinola, Chairman and Chief Executive Officer, said: "We remain convinced that the fundamentals of our global strategy are sound, and long range growth opportunities exist. We are taking advantage of our current economic strength to continue our strategy of investing in the global expansion of our network, through the acquisition of Claessens, NL, and an increased equity stake in Right Way Station. Our confidence in the outlook for the company is also reflected in the pending three for two stock split, which should improve shareholder liquidity. Our near term outlook sees no evidence that our clients are slowing their layoffs - the demand for career transition services remains strong as we begin the fourth quarter and is expected to continue into 2002."

Right Management Consultants has scheduled a conference call today at 9:00 a.m. EDT to discuss its results. You may participate by calling (612) 332-0345 at about 8:45 a.m. EDT. You may also listen to the live call via Webcast at www.right.com and www.streetevents.com. You can hear a recording of the conference call starting on Monday, October 22, 2001, at 1:00 p.m. EDT through Friday, November 2, 2001, until 11:59 p.m. EDT by calling (320) 365-3844 and giving access code 606382. Additionally, the call will be available via Webcast replay during the same period at www.right.com and www.streetevents.com.

Right Management Consultants, Inc.
October 22, 2001
Page 3



Right Management Consultants offers services to corporations of all sizes through a global network of more than 200 service locations and the Internet. The company is a worldwide leader in customized career transition solutions and also offers a wide range of organizational consulting services, including talent management, leadership development and organizational performance services. In combination, the two lines of business enable Right to help businesses manage the entire life cycle of their employees.

Certain statements contained in this press release are or may be deemed to be "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including discussion and analysis, results of operation, and business plans or strategies that are not statements of historical fact. Such Forward-Looking Statements involve known and unknown risks, uncertainties and other important factors regarding the Company's business, operations and competitive environment that may cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such Forward-Looking Statements. Forward-Looking Statements also include projections of financial performance, statements regarding the economy, statements regarding business intentions about layoffs, statements regarding management's plans and objectives and statements concerning any assumptions relating to the foregoing, or statements regarding potential benefits related to use of the Company's services. These Forward-Looking Statements reflect management's opinions only as of the date hereof and the Company assumes no obligation to update.

                                      # # #

                                    CONTACT:
                   Charles J. Mallon, Chief Financial Officer
                       Right Management Consultants, Inc.
                                  215-988-1588



                          FINANCIAL TABLES, NEXT PAGES

Right Management Consultants, Inc.
October 22, 2001
Page 4


                                           Right Management Consultants, Inc.
                                                     (NASDAQ: RMCI)
                            (Dollars and Shares in Thousands Except Earnings per Share Data)
                                                       (Unaudited)
                                                                      Quarter Ended                Nine Months Ended
                                                                       September 30,                 September 30,

                                                                   2001            2000           2001            2000
                                                                   ----            ----           ----            ----
Revenue:
Company office revenue                                          $ 76,116        $ 42,567       $213,466       $ 133,123
Affiliate royalties                                                1,655             922          5,206           3,047
                                                                  ------          ------        -------         -------
  Total revenue                                                   77,771          43,489        218,672         136,170
                                                                  ------          ------        -------         -------

Expenses:
Consultants' compensation                                         31,960          16,484         86,999          51,312
Office sales and consulting support                                5,040           3,003         15,910           8,895
Office depreciation                                                1,802           1,603          5,372           4,440
Office administration                                             19,836          14,069         56,767          42,919
General sales and administration                                   7,824           3,100         20,166          11,238
Depreciation and amortization                                      2,311           1,724          6,594           4,985
                                                                  ------          ------        -------         -------
  Total expenses                                                  68,773          39,983        191,808         123,789
                                                                  ------          ------        -------         -------

Income from operations                                             8,998           3,506         26,864          12,381

Net interest expense                                                 613             657          2,334           1,704
                                                                  ------          ------        -------         -------

Income before income taxes                                         8,385           2,849         24,530          10,677

Provision for income taxes                                         3,840           1,344         11,039           4,724

Minority interest in net income of subsidiaries                      188              --            602              --

Equity in earnings (loss) of unconsolidated joint venture             --            (47)             --              53
                                                                  ------          ------        -------         -------

Income before cumulative effect of change
in accounting principle                                            4,357           1,458         12,889           6,006

Cumulative effect of change in accounting
principle, net of taxes                                               --              --             --         (11,407)
                                                                  ------          ------        -------         -------

Net income (loss)                                                $ 4,357          $1,458        $12,889        $(5,401)
                                                                 =======          ======        =======        ========

Per diluted share amounts:
Income before cumulative effect of change
in accounting principle                                           $ 0.42          $ 0.16         $ 1.26          $ 0.66
                                                                  ======          ======         ======          ======
Cumulative effect of change in accounting
principle, net of taxes                                           $   -           $   -          $   -         $ (1.25)
                                                                  ======          ======         ======        ========

Net income (loss)                                                 $ 0.42          $ 0.16         $ 1.26        $ (0.59)
                                                                  ======          ======         ======        ========

Diluted weighted average number of shares outstanding             10,436           9,165         10,231           9,108
                                                                  ======           =====         ======           =====

Right Management Consultants, Inc.
October 22, 2001
Page 5




                Right Management Consultants, Inc. (NASDAQ: RMCI)
                     Segment Information by Line of Business
                        (Unaudited, Dollars in Thousands)


                                         Quarter Ended                           Nine Months Ended
                                         September 30,                             September 30,

                            Career                                      Career
                          Transition      Consulting  Consolidated    Transition       Consulting Consolidated
2001
Company office
    revenue                $ 64,581        $ 11,535     $ 76,116        $175,741        $ 37,725    $ 213,466
                           ========        ========     ========        ========        ========    =========

Company office
    operating income       $ 19,105         ($1,627)    $ 17,478        $ 49,102        ($  684)    $  48,418
                           ========        ========     ========        ========        ========    =========


2000
Company office
     revenue               $ 32,555        $ 10,012     $ 42,567        $108,219        $ 24,904    $ 133,123
                           ========        ========     =========       ========        ========    =========

Company office
     operating income      $  4,748        $  2,660     $  7,408        $ 20,319        $  5,238    $  25,557
                          =========        ========     ========        ========        ========    =========


                    Condensed Consolidated Balance Sheet Data
                        (Unaudited, Dollars in Thousands)


                                  September 30, 2001      December 31, 2000

Cash and marketable securities      $   24,890                 $  13,157
                                    ==========                 =========

Total assets                        $  222,084                 $ 165,437
                                    ==========                 =========

Deferred revenue                    $   51,994                 $  28,169
                                    ==========                 =========

Debt                                $   41,909                 $  52,690
                                    ==========                 =========

Shareholders' equity                $   66,154                 $  51,935
                                    ==========                 =========